Exhibit 99.1

Cumulus Media Announces Expiration and Final Results of Exchange Offer and Consent Solicitation

ATLANTA, GA — May 2, 2024 – Cumulus Media Inc. (NASDAQ: CMLS) (the “Company” or “Cumulus”) today announced the expiration and final results of its subsidiary’s, Cumulus Media New Holdings Inc. (the “Issuer”), previously announced offer to exchange (as amended, the “Exchange Offer”) any and all of its outstanding 6.750% Senior Secured First-Lien Notes due 2026 (the “Old Notes”) for new 8.000% Senior Secured First-Lien Notes due 2029 (the “New Notes”) to be issued by the Issuer, upon the terms of and subject to the conditions set forth in the confidential offering memorandum and consent solicitation statement, dated February 27, 2024 (as amended by Supplement No. 1, dated April 18, 2024, the “Offering Memorandum”). All capitalized terms not defined herein are defined in the Offering Memorandum, unless otherwise noted.

The Exchange Offer expired at midnight, New York City Time, on May 1, 2024 (the "Expiration Time"). The Exchange Offer was subject to the condition precedent that a minimum of 95% of all aggregate principal amount of Old Notes outstanding be tendered in the Exchange Offer, which the Issuer may waive in its sole and absolute discretion (the “Minimum Participation Condition). The Issuer has determined to exercise its valid discretion to waive the Minimum Participation Condition.

As of the Expiration Time, approximately $325.7 million in aggregate principal amount of the Old Notes, representing approximately 94% of the total outstanding principal amount of the Old Notes, had been tendered for exchange in connection with the Exchange Offer.

The Issuer expects the settlement of the Exchange Offer to occur today (the “Settlement Date”), upon which each $1,000 principal amount of Old Notes validly tendered on or prior to the Expiration Time and accepted for exchange will be exchanged into $940 principal amount of New Notes.

In connection with the Exchange Offer, the Issuer also solicited consents from holders of Old Notes to certain proposed amendments to the indenture governing the Old Notes (“the Old Notes Indenture”) (such amendments, the “Proposed Amendments”), to, among other things, eliminate substantially all restrictive covenants, eliminate certain events of default, modify or eliminate certain other provisions, and release all the collateral securing the Old Notes. As a result of receiving consents from holders representing over 66 2/3% of the Old Notes, the Issuer intends on entering into a supplemental indenture to the Old Notes Indenture containing such Proposed Amendments on the Settlement Date.

Concurrently with the Exchange Offer, the Issuer also expects to consummate its offer to lenders (“Term Lenders”) under its senior secured term loans (the “Old Term Loans”) borrowed under its credit agreement dated as of September 26, 2019 (the “Old Term Loan Credit Agreement”), to exchange approximately 99.6% of their Old Term Loans for new senior secured term loans (“New Term Loans”) issued under a new 5-year credit agreement (such exchange, the “Term Loan Exchange Offer”), and in connection therewith deliver consents for certain proposed amendments to the Old Term Loan Credit Agreement.

The New Notes have not been and will not be registered under the Securities Act or the securities laws of any state, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is for information purposes only and is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Exchange Offer was being made solely by the Offering Memorandum. The Exchange Offer was not being made to holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

In addition, neither this announcement nor the Exchange Offer was an offer to participate in the Term Loan Exchange Offer. The Exchange Offer is conditioned upon the consummation of the Term Loan Exchange Offer and there can be no assurances that the Term Loan Exchange Offer will be consummated on the terms described in the Offering Memorandum or at all. The Term Loan Exchange Offer is also conditioned upon the consummation of the Exchange Offer.

Forward-looking statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to our future operating, financial, and strategic performance and our plans and objectives, including with regard to returning capital to shareholders. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to differ from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, among others, risks and uncertainties related to the Issuer’s ability to consummate the Exchange Offer and the Consent Solicitation and/or the Term Loan Exchange Offer, the Company’s ability to generate sufficient cash flows to service debt and other obligations and ability to access capital, including debt or equity, and the Company’s ability to achieve the benefits contemplated by the Exchange Offer and the Consent Solicitation and/or the Term Loan Exchange Offer. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the "Risk Factors," and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections contained therein. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control, and the unexpected occurrence or failure to occur of any such events or matters could cause our actual results, performance, financial condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Cumulus assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

For further information, please contact:

Cumulus Media Inc.

Investor Relations Department

IR@cumulus.com

404-260-6600